J.  PAUL  KENOTE,  CPA,  P.C.  OPINION  LETTER  ON  OCTOBER 8, 1998 AUDIT REPORT

INDEPENDENT  AUDITOR'S  REPORT
To  the  Board  of  Directors:

Banyan  Corporation  and  Subsidiary
Colorado  Springs,  Colorado

We have audited the accompanying consolidated balance sheet of Banyan Corporation and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Banyan Corporation and subsidiary at December 31, 1997 and 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/  J.  PAUL  KENOTE,  CPA,  P.C.
Portland,  Oregon
October  8,  1998

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